Exhibit 99.1

RPM Reports Results for Fiscal 2019 Third Quarter

•	Record sales reported, increasing 3.4% to $1.14 billion in the third quarter and 5.3% to $3.96 billion year to date

•	Third-quarter diluted EPS was $0.11; excluding restructuring and other charges, diluted EPS was $0.14

•	MAP to Growth operating improvement plan on target

•	Fourth-quarter adjusted diluted EPS guidance in the range of $1.12 to $1.16 per share

MEDINA, Ohio – April 4, 2019 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings and sealants, today reported financial results for its fiscal 2019 third quarter ended February 28, 2019. In addition, the company provided an update on the implementation of its MAP to Growth operating improvement plan.

Third-Quarter Results

Net sales grew 3.4% to $1.14 billion in the fiscal 2019 third quarter from $1.10 billion in the fiscal 2018 third quarter. Net income was $14.2 million versus $40.2 million in the year-ago period, and diluted earnings per share (EPS) were $0.11 compared to $0.30 in the year-ago quarter, which was an unusually strong quarter. Income before income taxes (IBT) was $4.5 million compared to $34.7 million reported in the fiscal 2018 third quarter. RPM’s consolidated earnings before interest and taxes (EBIT) were $26.3 million compared to $56.7 million reported in the fiscal 2018 third quarter. The fiscal 2019 third quarter also included restructuring expenses of $8.7 million and other related expenses of $11.9 million. Excluding these charges, RPM’s adjusted EBIT was $46.9 million and adjusted diluted EPS was $0.14 versus $0.21 last year.

“Our top-line sales growth was solid during the third quarter, which is seasonally our slowest due to winter weather conditions across many of the countries we serve. Organic growth was 4.3% and acquisitions contributed 2.1%, while foreign exchange was a significant headwind that reduced sales by 3.0%. Price increases helped to offset higher raw material costs, which have risen for seven straight quarters, as well as higher costs for freight, labor and energy. International markets remained challenged and resulted in reduced operating earnings from most geographies around the world,” stated Frank C. Sullivan, RPM chairman and chief executive officer.

“Fiscal 2018 third-quarter SG&A was favorably impacted by an incentive reversal of $3.4 million. Fiscal 2019 third-quarter SG&A as a percentage of sales was higher due to increased advertising and distribution costs.

“Our current-quarter EBIT finished behind an extraordinary result from last year, when EBIT was up 52.6% over the prior year. Our current-quarter adjusted EBIT of $46.9 million was well ahead of our average third-quarter EBIT of $37.8 million during the three-year period from fiscal 2015 through 2017.

“We are pleased that we are starting to experience some benefits from our MAP to Growth operating improvement plan and expect that, due to FIFO (first-in, first-out) accounting, its results will start to show up on our income statement in the coming quarters,” stated Sullivan.

RPM Reports Fiscal 2019 Third-Quarter Results

April 4, 2019

Third-Quarter Segment Sales and Earnings

During the fiscal 2019 third quarter, industrial segment sales increased 2.1% to $580.9 million from $569.2 million in the fiscal 2018 third quarter. Organic sales improved 4.8%, while acquisitions added 1.3%. Foreign currency translation reduced sales by 4.0%. IBT was $11.4 million compared to year-ago IBT of $17.8 million. Industrial segment EBIT for the quarter was $13.9 million compared to last year’s EBIT of $20.3 million, which was an extraordinary quarter in which industrial segment EBIT was up 38.8% over the prior year. Excluding restructuring-related charges of $5.6 million, fiscal 2019 third-quarter industrial segment EBIT was $19.5 million.

“Leading the industrial segment’s top-line growth were our North American businesses providing corrosion control coatings, fiberglass grating, commercial sealants and concrete admixture and repair products. Businesses in this segment also continued to benefit from the energy market recovery. This was partially offset by foreign exchange and international weakness in the segment, which has our greatest international exposure,” stated Sullivan.

Sales in RPM’s consumer segment increased 6.0% to $385.0 million from $363.4 million in the fiscal 2018 third quarter. Organic sales improved 5.3%, while acquisitions added 2.7%. Foreign currency translation reduced sales by 2.0%. IBT was $23.2 million versus year-ago IBT of $29.1 million. Consumer segment EBIT was $23.3 million versus $29.3 million in the fiscal 2018 third quarter. Excluding $3.8 million of restructuring-related charges, fiscal 2019 third-quarter consumer segment EBIT was $27.1 million.

“In our consumer segment, we recently gained shelf space from our competitors in the small project paints category, thereby continuing the favorable trend of market share gains that we have made at major retailers since last spring. Earnings would have been ahead of the prior year except for higher distribution and advertising expenses,” stated Sullivan.

Third-quarter sales in the company’s specialty segment increased 2.7% to $174.7 million from $170.1 million a year ago. Organic sales increased 0.6% and acquisitions added 3.4%. Foreign currency translation reduced sales by 1.3%. IBT was $17.1 million versus year-ago IBT of $22.8 million. Specialty segment EBIT was $17.0 million compared to $22.7 million a year ago. Excluding $1.7 million of restructuring-related charges, specialty segment EBIT for the fiscal 2019 third-quarter was $18.8 million.

“Specialty segment sales growth was driven by the acquisition of concrete forms manufacturer Nudura. The primary contributors to organic growth were our businesses providing fluorescent colorants, marine coatings and exterior cladding systems. Sales at our restoration equipment business were behind the prior year, which was extraordinarily strong due to a large sales backlog that resulted from Hurricane Harvey. Specialty segment EBIT decreased for the third quarter of fiscal 2019 versus the strong results in fiscal 2018 when EBIT was up 52.6% versus the prior year. Substantially all of this decline in EBIT was due to start-up investments for our NewBrick exterior cladding product and an operating loss at Nudura, which has pronounced seasonality, as was expected in the third quarter,” stated Sullivan.

RPM Reports Fiscal 2019 Third-Quarter Results

April 4, 2019

MAP to Growth Plan on Target

“We have moved rapidly on executing our MAP to Growth operating improvement plan and are on target. We are making excellent progress toward achieving our cost savings objectives from our first wave, which will conclude at the end of this fiscal year. Since the initiation of the plan, we have closed, or are in the process of closing, 12 manufacturing plants and have announced the reduction of 502 positions. We have also taken great strides to upgrade our manufacturing processes, optimize assets, reduce inventory and improve our supply chain. In addition, as of today, we have effectively repurchased approximately $400 million of our common stock, half of which was accomplished through the redemption of our convertible bond. The share repurchases support our MAP to Growth objective to return $1.5 billion in capital to our stockholders by May 31, 2021. Based on the success of the MAP to Growth thus far, we expect to meet the long-term objectives that we laid out at our November 28, 2018 investor day,” stated Sullivan.

Nine-Month Results

For the nine-month period ended February 28, 2019, net sales grew 5.3% to $3.96 billion from $3.76 billion a year ago. Year-to-date results include the impact of charges of $89.6 million primarily for acquisitions, convertible debt extinguishment and restructuring related to the MAP to Growth operating improvement plan. Investment losses were $2.9 million as a result of a new accounting standard, which now requires RPM to record unrealized gains and losses on equity securities in earnings rather than as a component of equity. During the fiscal 2018 year-ago period, the company recorded a favorable discrete tax adjustment of $18.0 million related to the implementation of a foreign legal entity realignment and corresponding planning strategy and $12.4 million related to discrete tax adjustments due to U.S. income tax reform. Net income was $133.2 million compared to $252.1 million in the year-ago period. Diluted earnings per share were $1.00 compared to $1.87 during the first nine months of fiscal 2018. IBT was $163.0 million versus year-ago IBT of $299.2 million. Consolidated EBIT was $236.9 million compared to year-ago EBIT of $366.1 million. Excluding restructuring and other charges, RPM’s fiscal 2019 nine-month adjusted EBIT was $326.6 million and adjusted diluted EPS was $1.44 versus $1.64 last year.

Nine-Month Segment Sales and Earnings

Sales for RPM’s industrial segment increased 3.9% to $2.08 billion from $2.00 billion during the fiscal 2018 first nine months. Organic sales increased 5.0%, while acquisitions added 1.5%. Foreign currency translation reduced sales by 2.6%. IBT was $134.8 million versus year-ago IBT of $174.4 million. Industrial segment EBIT was $142.2 million versus industrial segment EBIT of $182.0 million in the first nine months of fiscal 2018. Excluding restructuring-related expenses of $42.0 million during the nine-month period, adjusted industrial segment EBIT was $184.2 million, an increase of 1.2% over the same period last fiscal year.

In the consumer segment, nine-month sales were up 8.0% to $1.30 billion from $1.21 billion in the first nine months of fiscal 2018. Organic sales improved 7.0%, while acquisitions added 2.4%. Foreign currency reduced sales by 1.4%. IBT was $115.7 million, compared to year-ago IBT of $146.6 million. Consumer segment EBIT was $116.1 million compared to $147.1 million during the first nine months a year ago. Excluding restructuring-related expenses of $6.8 million during the first nine months of fiscal 2019, adjusted consumer segment EBIT was $122.9 million.

RPM Reports Fiscal 2019 Third-Quarter Results

April 4, 2019

Specialty segment sales increased 4.3% to $579.6 million from $555.7 million in the first nine months a year ago. Organic sales increased 1.7% and acquisitions added 3.3%. Foreign currency translation reduced sales by 0.7%. IBT was $74.9 million versus year-ago IBT of $90.4 million. Specialty segment EBIT was $74.6 million versus $90.1 million in the same period a year ago. Excluding $8.9 million of restructuring-related expenses and acquisition-related costs during the fiscal 2019 nine-month period, adjusted specialty segment EBIT was $83.5 million.

Cash Flow and Financial Position

For the first nine months of fiscal 2019, cash from operations was $145.5 million, compared to $140.7 million during the first nine months of fiscal 2018. Capital expenditures during the current nine-month period of $84.5 million compare to $72.8 million over the same time in fiscal 2018. Total debt at the end of the first nine months of fiscal 2019 was $2.52 billion compared to $2.18 billion a year ago and $2.17 billion at the end of fiscal 2018. RPM’s net (of cash) debt-to-total capitalization ratio was 61.8% compared to 54.0% at February 28, 2018 and 54.2% at May 31, 2018. At February 28, 2019, RPM’s total liquidity, including cash and long-term committed available credit, was $1.2 billion. On February 27, 2019, the company issued $350 million in bonds and used the proceeds to pay down a portion of outstanding borrowings on its revolving credit facility and for general corporate purposes.

Business Outlook

“Looking ahead, our outlook for the fiscal 2019 fourth quarter is positive. In the fourth quarter, which is seasonally our strongest, we expect to generate low-single-digit consolidated sales growth and double-digit adjusted EBIT growth as a result of recently implemented price increases taking hold, our MAP to Growth savings being realized and moderating raw material costs,” stated Sullivan.

“In the fourth quarter, we expect sales growth in our industrial segment to be flat to slightly down as the segment will be impacted by tough comparisons to last fiscal year and its exposure to weakening international markets and unfavorable foreign exchange. This should be offset by savings from our MAP to Growth operating improvement plan and moderating raw material costs. For our consumer segment, we anticipate high-single-digit sales growth because of market share gains, easier comparisons to last fiscal year and the beginning of margin recovery. In the specialty segment, which comprises about 15% of consolidated sales, sales growth should be modest,” Sullivan stated.

“Based on our expectations for solid top-line sales growth and double-digit adjusted EBIT growth, our fiscal 2019 fourth-quarter adjusted earnings guidance is a range of $1.12 to $1.16 per diluted share, which includes accretion of $0.03 to $0.04 per share as a result of share repurchases completed this year, versus the adjusted $1.05 during last year’s fourth quarter,” stated Sullivan.

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 888-771-4371 or 847-585-4405 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

RPM Reports Fiscal 2019 Third-Quarter Results

April 4, 2019

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EDT on April 4, 2019 until 11:59 p.m. EDT on April 11, 2019. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 47724404. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI. Additional details can be found at www.rpminc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of all non-GAAP measures. We have not provided a reconciliation of our fiscal 2019 fourth-quarter adjusted earnings per share guidance, because material terms that impact such measure are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measure is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties

RPM Reports Fiscal 2019 Third-Quarter Results

April 4, 2019

surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2018, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2019	2018	2019	2018
Net Sales	$1,140,630	$1,102,677	$3,963,150	$3,763,487
Cost of sales	694,490	663,184	2,384,999	2,200,971

Gross profit	446,140	439,493	1,578,151	1,562,516
Selling, general & administrative expenses	410,871	382,972	1,300,693	1,196,980
Restructuring charges	8,679		36,479
Interest expense	26,525	27,459	74,058	80,628
Investment (income), net	(4,726)	(5,471)	(126)	(13,663)
Other expense (income), net	327	(165)	4,052	(592)

Income before income taxes	4,464	34,698	162,995	299,163
(Benefit) Provision for income taxes	(10,032)	(5,890)	29,140	45,814

Net income	14,496	40,588	133,855	253,349
Less: Net income attributable to noncontrolling interests	306	361	677	1,243

Net income attributable to RPM International Inc. Stockholders	$14,190	$40,227	$133,178	$252,106

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.11	$0.30	$1.01	$1.90

Diluted	$0.11	$0.30	$1.00	$1.87

Average shares of common stock outstanding - basic	130,105	131,178	131,019	131,195

Average shares of common stock outstanding - diluted	131,889	131,178	132,829	135,657

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2019	2018	2019	2018
Net Sales:
Industrial Segment	$580,889	$569,210	$2,080,830	$2,001,883
Consumer Segment	384,996	363,370	1,302,768	1,205,945
Specialty Segment	174,745	170,097	579,552	555,659

Total	$1,140,630	$1,102,677	$3,963,150	$3,763,487

Income Before Income Taxes:
Industrial Segment
Income Before Income Taxes (a)	$11,368	$17,804	$134,818	$174,402
Interest (Expense), Net (b)	(2,556)	(2,505)	(7,366)	(7,572)

EBIT (c)	13,924	20,309	142,184	181,974
2020 MAP to Growth related initiatives (d)	5,611		39,659
Acquisition-related costs (e)	—		1,823
Loss on South Africa Business (g)	—		540

Adjusted EBIT	$19,535	$20,309	$184,206	$181,974

Consumer Segment
Income Before Income Taxes (a)	$23,212	$29,123	$115,747	$146,576
Interest (Expense), Net (b)	(102)	(154)	(374)	(493)

EBIT (c)	23,314	29,277	116,121	147,069
2020 MAP to Growth related initiatives (d)	3,778		6,757

Adjusted EBIT	$27,092	$29,277	$122,878	$147,069

Specialty Segment
Income Before Income Taxes (a)	$17,147	$22,792	$74,927	$90,398
Interest Income, Net (b)	123	86	286	284

EBIT (c)	17,024	22,706	74,641	90,114
2020 MAP to Growth related initiatives (d)	1,747		7,696
Acquisition-related costs (e)	60		1,168

Adjusted EBIT	$18,831	$22,706	$83,505	$90,114

Corporate/Other
(Expense) Before Income Taxes (a)	$(47,263)	$(35,021)	$(162,497)	$(112,213)
Interest (Expense), Net (b)	(19,264)	(19,415)	(66,478)	(59,184)

EBIT (c)	(27,999)	(15,606)	(96,019)	(53,029)
2020 MAP to Growth related initiatives (d)	9,392		28,940
Convertible debt extinguishment (f)	—		3,052

Adjusted EBIT	$(18,607)	$(15,606)	$(64,027)	$(53,029)

Consolidated
Income Before Income Taxes (a)	$4,464	$34,698	$162,995	$299,163
Interest (Expense), Net (b)	(21,799)	(21,988)	(73,932)	(66,965)

EBIT (c)	26,263	56,686	236,927	366,128
2020 MAP to Growth related initiatives (d)	20,528		83,052
Acquisition-related costs (e)	60		2,991
Convertible debt extinguishment (f)	—		3,052
Loss on South Africa Business (g)	—		540

Adjusted EBIT	$46,851	$56,686	$326,562	$366,128

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest income (expense), net includes the combination of interest income (expense) and investment income (expense), net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest income (expense), net in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)

Reflects restructuring charges, including: headcount reductions; closures of facilities; accelerated vesting of equity awards in connection with key executives, inventory-related charges to true-up prior inventory write-offs at our Consumer Segment during the fiscal 2019 first quarter and inventory write-offs and disposals at our Industrial Segment during the first nine months of fiscal 2019, all of which have been recorded in cost of goods sold; accelerated depreciation expense related to the shortened useful lives of facilities being prepared for closure; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy; implementation costs associated with our ERP consolidation plan; and professional fees incurred in connection with our restructuring plan implementation as well as the negotiation of a cooperation agreement and related fees in connection with hosting an investor conference, all of which have been incurred in relation to our 2020 Margin Acceleration Plan initiatives.

(e)

Acquisition costs reflect amounts included in gross profit for inventory disposals and step-ups related to fiscal 2019 acquisitions, and amounts included in SG&A for fair value adjustments to contingent earnout obligations.

(f)	Reflects the net loss on redemption of our convertible notes incurred during the second quarter of fiscal 2019.
(g)	Reflects other expense associated with a change in ownership of a business in South Africa, as required by local legislation in order to qualify for doing business in South Africa.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2019	2018	2019	2018
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$0.11	$0.30	$1.00	$1.87
2020 MAP to Growth related initiatives (d)	0.11		0.50
Acquisition-related costs (e)			0.02
Non-recurring tax adjustment (h)				(0.14)
Discrete tax adjustment (i)	(0.08)	(0.09)	(0.08)	(0.09)

Adjusted Earnings per Diluted Share (j)	$0.14	$0.21	$1.44	$1.64

(d)

Reflects restructuring charges, including: headcount reductions; closures of facilities; accelerated vesting of equity awards in connection with key executives, inventory-related charges to true-up prior inventory write-offs at our Consumer Segment during the fiscal 2019 first quarter and inventory write-offs and disposals at our Industrial Segment during the first nine months of fiscal 2019, all of which have been recorded in cost of goods sold; accelerated depreciation expense related to the shortened useful lives of facilities being prepared for closure; increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy; implementation costs associated with our ERP consolidation plan; and professional fees incurred in connection with our restructuring plan implementation as well as the negotiation of a cooperation agreement and related fees in connection with hosting an investor conference, all of which have been incurred in relation to our 2020 Margin Acceleration Plan initiatives.

(e)

Acquisition costs reflect amounts included in gross profit for inventory disposals and step-ups related to fiscal 2019 acquisitions, and amounts included in SG&A for fair value adjustments to contingent earnout obligations.

(h)	Represents a prior year second quarter favorable discrete tax adjustment related to a foreign legal entity realignment and corresponding tax planning strategy.
(i)	Discrete tax adjustments due to U.S. income tax reform.
(j)	Adjusted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	February 28, 2019	February 28, 2018	May 31, 2018
Assets
Current Assets
Cash and cash equivalents	$195,169	$264,386	$244,422
Trade accounts receivable	1,016,088	926,539	1,160,162
Allowance for doubtful accounts	(54,460)	(42,244)	(46,344)

Net trade accounts receivable	961,628	884,295	1,113,818
Inventories	916,361	930,594	834,461
Prepaid expenses and other current assets	226,553	278,069	278,230

Total current assets	2,299,711	2,357,344	2,470,931

Property, Plant and Equipment, at Cost	1,652,071	1,570,597	1,575,875
Allowance for depreciation	(850,019)	(797,610)	(795,569)

Property, plant and equipment, net	802,052	772,987	780,306

Other Assets
Goodwill	1,262,326	1,185,890	1,192,174
Other intangible assets, net of amortization	620,453	577,861	584,272
Deferred income taxes, non-current	21,098	21,042	21,897
Other	213,796	220,801	222,242

Total other assets	2,117,673	2,005,594	2,020,585

Total Assets	$5,219,436	$5,135,925	$5,271,822

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$425,170	$433,372	$592,281
Current portion of long-term debt	453,501	3,767	3,501
Accrued compensation and benefits	143,160	139,243	177,106
Accrued losses	23,424	21,107	22,132
Other accrued liabilities	224,956	324,624	211,706

Total current liabilities	1,270,211	922,113	1,006,726

Long-Term Liabilities
Long-term debt, less current maturities	2,070,717	2,179,658	2,170,643
Other long-term liabilities	318,969	334,913	356,892
Deferred income taxes	117,272	63,219	104,023

Total long-term liabilities	2,506,958	2,577,790	2,631,558

Total liabilities	3,777,169	3,499,903	3,638,284

Commitments and contingencies
Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 131,544; 133,730; 133,647)	1,315	1,337	1,336
Paid-in capital	984,358	972,187	982,067
Treasury stock, at cost	(406,367)	(233,288)	(236,318)
Accumulated other comprehensive (loss)	(477,657)	(405,734)	(459,048)
Retained earnings	1,337,545	1,298,876	1,342,736

Total RPM International Inc. stockholders’ equity	1,439,194	1,633,378	1,630,773
Noncontrolling interest	3,073	2,644	2,765

Total equity	1,442,267	1,636,022	1,633,538

Total Liabilities and Stockholders’ Equity	$5,219,436	$5,135,925	$5,271,822

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Nine Months Ended
	February 28,
	2019	2018
Cash Flows From Operating Activities:
Net income	$133,855	$253,349
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	71,869	61,078
Amortization	35,677	35,123
Restructuring charges, net of payments	9,296
Fair value adjustments to contingent earnout obligations, net	1,558
Deferred income taxes	(8,747)	(42,885)
Stock-based compensation expense	20,892	17,698
Other non-cash interest expense	1,552	4,275
Realized/unrealized loss (gain) on sales of marketable securities	5,906	(6,833)
Loss on extinguishment of debt	3,051
Other	179	(71)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	152,622	138,942
(Increase) in inventory	(80,686)	(121,095)
Decrease in prepaid expenses and other current and long-term assets	11,593	14,307
(Decrease) in accounts payable	(166,951)	(112,888)
(Decrease) in accrued compensation and benefits	(32,503)	(45,873)
Increase (decrease) in accrued losses	1,578	(11,001)
(Decrease) in other accrued liabilities	(20,952)	(42,895)
Other	5,716	(483)

Cash Provided By Operating Activities	145,505	140,748

Cash Flows From Investing Activities:
Capital expenditures	(84,491)	(72,769)
Acquisition of businesses, net of cash acquired	(167,712)	(59,991)
Purchase of marketable securities	(16,644)	(139,641)
Proceeds from sales of marketable securities	67,550	97,624
Other	1,294	6,766

Cash (Used For) Investing Activities	(200,003)	(168,011)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	596,222	340,106
Reductions of long-term and short-term debt	(253,343)	(264,051)
Cash dividends	(135,535)	(125,672)
Shares of common stock repurchased and shares returned for taxes	(191,056)	(15,065)
Payments of acquisition-related contingent consideration	(3,598)	(3,825)
Other	(640)	(1,911)

Cash Provided By (Used For) Financing Activities	12,050	(70,418)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(6,805)	11,570

Net Change in Cash and Cash Equivalents	(49,253)	(86,111)
Cash and Cash Equivalents at Beginning of Period	244,422	350,497

Cash and Cash Equivalents at End of Period	$195,169	$264,386